EXHIBIT 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-92283, 333-60062, and 333-114645 of Duke Capital LLC (formerly known as Duke Capital Corporation) on Form S-3, of our report dated March 30, 2005 (which report expresses an unqualified opinion and includes (1) an explanatory paragraph regarding the adoption of new accounting pronouncements, (2) an explanatory paragraph regarding the realignment of certain subsidiaries which resulted in Duke Capital LLC recognizing federal and state tax expense of approximately $1,030 million for the year ended December 31, 2004 to eliminate deferred tax assets at the time of the reorganization, and (3) an explanatory paragraph regarding Duke Capital’s agreement in February 2005 to sell its interests in TEPPCO to Enterprise GP Holdings L.P. and to transfer a 19.7 % interest in Duke Energy Field Services to ConocoPhillips), appearing in this Annual Report on Form 10-K of Duke Capital LLC for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 30, 2005